UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2005

EQUITY OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-13115 (Commission File Number)	36-4151656 (IRS Employer Identification No.)

Two North Riverside Plaza Suite 2100, Chicago, Illinois (Address of principal executive offices)	60606 (Zip Code)

Registrant’s telephone number, including area code (312) 466-3300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2005, based on the recommendation of the Compensation Committee of the Board of Trustees, the Board of Equity Office Properties Trust adopted a revised program for the compensation of its non-employee trustees, other than Samuel Zell, to be effective for the 12-month period commencing on May 24, 2005. The terms of the program are as follows:

1.	a base rate of compensation in the amount of $125,000 per annum; plus

2.	$4,000 for each Board committee of which he or she is a member, provided that each member of the Audit Committee shall receive $8,000 rather than $4,000 for such committee service; plus

3.	an additional $6,000 for each committee of which he or she is chair, provided that the chair of the Audit Committee shall receive an additional $7,000 rather than $6,000 for service in such capacity; plus

4.	$15,000 for services as the Lead Independent Trustee.

In addition, subject to such exceptions as may be determined from time to time by the Compensation Committee, or as may be elected by the recipient Trustee, all of the foregoing compensation shall be paid in Common Shares of Equity Office Properties Trust deemed to have been issued pursuant to the amended and restated the 2003 Share Option and Share Incentive Plan, all of which, unless directed otherwise by the distributee, shall be paid by deposit to the account maintained for the benefit of the subject Trustee in Equity Office’s Supplemental Retirement Savings Plan.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

The exhibits are set forth on the Exhibit Index attached hereto.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY OFFICE PROPERTIES TRUST
Date: May 27, 2005	By:	/s/ Stanley M. Stevens
Stanley M. Stevens
Executive Vice President, Chief Legal Counsel and Secretary

EXHIBIT INDEX

Attached as exhibits to this form are the documents listed below:

Exhibit
No.	Description
10.1	Summary of 2005 Trustee Compensation Program

4